UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Ahern, John R.
   29400 Lakeland Boulevard
   Wickliffe, OH  44092
2. Date of Event Requiring Statement (Month/Day/Year)
   04/26/99
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   The Lubrizol Corporation
   LZ
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Shares                              |6,064                 |D               |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Shares                              |1,831.3037            |I               |Trust                                          |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Options (|Current  |3/25/2001|Common Shares          |1,900    |$25.7813  |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|Current  |3/25/2001|Common Shares          |700      |$25.7813  |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|Current  |6/24/2001|Common Shares          |200      |$23.3750  |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|Current  |2/24/2002|Common Shares          |410      |$32.5938  |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|Current  |3/23/2002|Common Shares          |3,060    |$32.8125  |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|Current  |3/23/2002|Common Shares          |1,440    |$32.8125  |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|Current  |9/28/2002|Common Shares          |327      |$28.9375  |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|Current  |3/22/2003|Common Shares          |4,500    |$29.1875  |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|Current  |9/27/2003|Common Shares          |944      |$33.750   |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|Current  |3/28/2004|Common Shares          |4,000    |$37.50    |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|Current  |11/28/04 |Common Shares          |2,079    |$30.8750  |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|Current  |2/27/2005|Common Shares          |205      |$34.1250  |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|Current  |3/27/2005|Common Shares          |3,500    |$35.1875  |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|Current  |2/26/2000|Common Shares          |849      |$35.2500  |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|Current  |3/25/2006|Common Shares          |3,250    |$30.0625  |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|Current  |2/26/2000|Common Shares          |500      |$30.0625  |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|Current  |2/26/2000|Common Shares          |419      |$35.2500  |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|(1)      |3/24/2007|Common Shares          |3,000    |$33.7500  |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|Current  |3/25/2001|Common Shares          |1,103    |$44.4375  |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|(2)      |3/23/2008|Common Shares          |2,750    |$37.7813  |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|(3)      |3/22/2009|Common Shares          |4,000    |$21.3438  |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)  2,500 are current and 750 will be exercisable on
3/24/2000.
(2) 1,375 are current, 687 will be exercisable on 3/23/2000 and 688 will be exercisable on 3/23/2001.
(3) 2,000 will be exercisable on 3/22/2000, 1,000 will be exercisable on 3/22/2001 and 1,000 will be exercisable on 3/22/2002.
SIGNATURE OF REPORTING PERSON
/s/  John R. Ahern by Leslie M. Reynolds
DATE
April 30, 1999